REVISED AND RESTATED SECOND AMENDMENT
                             TO EMPLOYMENT AGREEMENT


         This Revised and Restated Second Amendment to the Employment Agreement (the "Amendment") by and between Electropharmacology, Inc. (the "Company") and Arup Sen, Ph.D. (the "Executive"), entered into on November 11, 1996, as amended by Board of Director's resolution on June 24, 1997 and further amended on January 1, 1998 ("Second Amendment") (the "Employment Agreement") is made and entered into as of this 21st day of April 1998;

         WHEREAS, the Company and the Executive desire to revise and restate the Second Amendment to the Employment Agreement in order to correct certain scrivener errors in said Amendment so that the Second Amendment correctly reflects the parties' actual agreement with respect to the grant date, the vesting of certain option grants and the payment of certain sums to Executive upon a Change in Control (as defined hereinafter):

         NOW THEREFORE, in consideration of the covenants set forth herein, the parties hereto agree that the Second Amendment shall be revised and restated as follows:

         1. Paragraph 4(b) Compensation shall be replaced in its entirety as follows:

         For the period commending on January 1, 1998 and ending December 31, 1999, the Executive's base salary shall be reduced by one third (33 1/3%) (the portion of the salary to be so reduced is hereinafter referred to as the "Foregone Salary"), so that effective January 1, 1998, the Executive's base salary shall be deemed to be $127,308 on an annualized basis. Each January lst thereafter, for the calendar year then commencing, the Executive's base salary, on an annualized basis, shall be not less than two thirds the product of $190,962 per year multiplied by the percentage obtained by dividing (i) the Consumer Price Index for All Urban Consumers -- U.S. City Average (1982-84 =
         100) (or, if publication of that index is terminated, any substantially equivalent successor thereto) for the month of July in the fiscal year of the Company immediately preceding such January 1st, as published by the Bureau of Labor Statistics of the United States Department of Labor; by (ii) said Consumer Price Index for the month of July 1998 provided that the Consumer Price Index adjustment shall in no case be greater than 6% or less than 3% in any year. The Executive's base salary may be increased from time to time by the Board, but in no event shall the Executive's base salary for any calendar year be less than the annualized base salary for 1998 plus the then applicable Consumer Price Index adjustment provided by the preceding sentence. During the term of the Agreement, Executive's salary shall be reviewed at least annually by the Board to determine whether an increase beyond the Executive's is warranted and appropriate. Except as set forth in this
         Section 4, such compensation shall be payable at the times and in the manner consistent with the Company's general policies regarding compensation of executive employees, but in no event less frequently than bi-monthly.

         In lieu of the Foregone Salary (for 1998, $63,654), on January 3, 1998 and each January 3rd thereafter, the Company shall grant to the Executive an option to purchase that number of shares of the Company's common stock equal to the Foregone Salary divided by the last reported closing sales price of the Company's common stock for the day prior to the date of such grant (the "Grant Date Market Value") as reported in the OTC Bulletin Board. Each such option shall be exercisable with respect to 50% of the shares covered thereby on January 3, 1998, or such later year as applicable, and with respect to the remaining 50% of the shares covered thereby on July 3, 1998 or such later year as applicable. The exercise price of the options shall be the Grant Date Market Value. Notwithstanding the foregoing, in the event the Executive's employment hereunder is terminated by the Company other than for Cause (as defined herein) or by the Executive by Permitted Resignation (as defined herein) prior to the end of the term of this Agreement, such options shall immediately vest and become exercisable in accordance with Section 11(c) hereof. If the Executive is terminated for Cause (as defined herein) all stock options, whether or not vested, shall immediately terminate without any payment made therefor. If the Executive resigns (other than by Permitted Resignation), all unvested stock options shall immediately terminate without any payment therefor. Upon the Employee's death or disability (as defined herein), all unvested stock options that are to vest on the next vesting date of this subparagraph shall immediately vest and become exercisable and all other unvested stock options shall immediately terminate without any payment made therefor. In the event of a Change of Control of the Company as defined in the Company's 1993 Stock Option Plan, as amended, the stock options granted under this subparagraph shall become immediately exercisable in full and the Executive will receive a cash payment equal to the aggregate exercise price of such options in order to enable Executive to exercise said options.

         2. Paragraph 5. Executive Benefits, subparagraph (c) is replaced in its entirety as follows:

         In lieu of the automobile allowance in the amount of $500 originally provided for in the Agreement, effective February 1, 1998, the Company will grant to the Executive an option to purchase that number of shares of the Company's common stock equal to $6,000 divided by the Grant Date Market Value on February 1, 1998. Each such option shall be exercisable immediately on and after the date of grant, with an exercise price of the Grant Date Market Value.

         3. To the extent not superseded herein, all other provisions of the Employment Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties have executed this agreement as of the day and year first above written.

                                            _____/s/Arup Sen____________________
                                            Arup Sen

                                            ELECTROPHARMACOLOGY, INC.

                                            By:____/s/David Saloff______________
                                            Name:__David Saloff  _______________
                                            Title:___Executive VP_______________

                                       2